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                                                                     EXHIBIT 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION


In re:

SEARCH FINANCIAL SERVICES                      :    CASE NO. 398-32129-RCM-11
ACCEPTANCE CORP.,                              :
MS FINANCIAL, INC.,                            :    CASE NO. 398-32128-SAF-11
SEARCH FUNDING, CORP.,                         :    CASE NO. 298-32130-SAF-11
SEARCH FINANCIAL SERVICES,                     :    CASE NO. 398-32131-SAF-11
         INC.,                                 :
                                               :
                                               :    Jointly Administered Under
         DEBTORS                               :    Case No. 398-32129-RCM-11


                        ORDER PURSUANT TO SECTION 363 OF
                         THE BANKRUPTCY CODE AUTHORIZING
                 SALE OF SUBSTANTIALLY ALL ASSETS OF THE ESTATE

          The motion (the "Motion") of MS Financial, Inc. (the "Debtor") for authority to sell substantially all assets of the Debtor pursuant to a certain offer (the "Offer") contained in a Stipulation dated March 19, 1998 by and among Fleet Bank, N.A. acting for itself and as agent for other banks in the lending group ("Fleet"), the Debtor and the other three Chapter 11 debtors identified in the caption above (collectively with the Debtor, the "Debtors") (the "Stipulation"), attached to the Motion as Exhibit "A", and a certain Notice of MS Financial's motion for authority to sell substantially all assets under ss.363 of the Bankruptcy Code (the "Notice") having been brought before the Court for hearing on April 23, 1998; and objections to the Motion having been filed by Hall Phoenix/Inwood, Ltd. (the "Hall Objection") and by Rimmer, Rawlings, MacInnis & Hedglin, P.A. (the "Rimmer Objection"); and an emergency request for adjournment of the hearing on the Motion having been filed by the Official Equity Committee; the Court having considered the Motion and the Notice, the statements of counsel, and having taken notice of its own order dated April 16, 1998 on the Debtors' motion for final order





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authorizing use of cash collateral and for approval of Stipulation with Fleet
Bank, N.A. and the evidence submitted in connection therewith; the Court having been made aware of several bids offered by third parties to purchase the Collateral (as defined in the Motion) the morning of April 23, 1998; no bid having been sufficient to pay to Fleet in cash the Discounted Debt to which it is entitled pursuant to the Stipulation this Court has already approved; the Debtors having undertaken additional negotiations to produce a sale to a third party to which Fleet might agree notwithstanding that such a sale would result in Fleet's receiving less than the Discounted Debt; such negotiations having occurred without a successful substitution of a third party bidder in place of Fleet; the Debtor having now requested entry of an order on the Motion and the Court having:

          RULED, that this Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334 and that this matter is a core proceeding under 28 U.S.C. Section 157(b)(2)(N);

          THE COURT HEREBY FINDS that:

          A. Proper, timely, adequate and sufficient notice of the Motion and the Notice has been provided in accordance with section 102(1) of the Bankruptcy Code (11 U.S.C. Sections 101 et seq.) and Fed. R. Bankr. Pro. 2002 and 6004.

          B. No other or further notice of the Motion, the Notice or of the entry of this Order is necessary.

          C. A reasonable opportunity to object and be heard regarding the requested relief has been afforded to all interested persons and entities.

          D. The Motion was duly and properly served on all required persons and entities, including all persons claiming any interest in or lien upon the Collateral to be purchased under, and as defined in, the Stipulation and referenced in the Motion (the "Assets").

          E. The Offer is the highest and best offer received by the Debtor after a period of active solicitation and negotiation to sell the Assets.


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          F. The parties have represented that the Stipulation was negotiated and entered into in good faith, from arms-length bargaining positions; the Debtors believe that Fleet is a purchaser in good faith with respect to the Assets, as that term is used in the Bankruptcy Code, and, accordingly, is entitled to the protection of section 363(m) of the Bankruptcy Code with respect to the Assets to be purchased hereunder.

          G. The provisions of section 363(b) and (f) of the Bankruptcy Code have been complied with as to the Assets.

          H. This Court previously entered an Order dated April 16, 1998 allowing the Debtor's Motion for Final Order Authorizing Use of Cash Collateral And For Approval of Stipulation With Fleet Bank, N.A. and Approving And Conditioning Such Use On Certain Remedies And Procedures Relating To The Sale of Substantially All Financial Assets of MS Financial, Inc. (the "Approval Order").

          I. The Debtor has advanced sound business reasons for seeking to sell the Assets, including reasons for sale of the Assets as a whole, rather than sales of portions thereof to different persons or entities, as set forth in the Motion, and it is a reasonable exercise of the Debtor's business judgment to accept the Offer in the Stipulation and to perform its obligations with respect thereto.

          J. The total consideration, including indirect benefits to the Debtor's estate, and the unsecured creditors and shareholder herein, to be realized by the Debtor pursuant to the Offer, is fair and reasonable and the transactions contemplated by the Offer and the Stipulation are in the best interest of the Debtor's estate and its creditors and shareholder.

          K. A valid business purpose, even in the context of a probable liquidation of the Debtor following the sale contemplated hereby, exists for approval of the transactions contemplated by the Motion pursuant to section 363 of the Bankruptcy Code.

          L. In the absence of a stay pending appeal, Fleet (or its nominee) will be acting in good faith pursuant to section 363(m) of the Bankruptcy Code in closing the


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transactions contemplated by the Offer and the Stipulation at any time following entry of this Order.

          M. Acceptance of the Offer and the Stipulation and all actions taken or to be taken thereunder have been, and shall be deemed, duly authorized by the Debtor's Board of Directors.

          Now, therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

          1. The Motion be, and it hereby is, granted and allowed in all respects, and the Hall Objection be, and it hereby is, overruled.

          2. The Rimmer Objection be, and it hereby is, overruled without prejudice; provided, however, that the Debtor or Rimmer, Rawlings, MacInnis & Hedglin, P.A. ("Rimmer") shall escrow and hold separate from any other Assets transferred pursuant to the sale approved hereby that certain check identified in said Objection numbered 696465 in the sum of $8,850.32, and any proceeds therefrom, pending further order of the Court on the merits or, without further order of the Court as stipulated by the Debtor, Fleet and Rimmer in any Stipulation filed herein.

          3. The Debtor's acceptance of the Offer and the transactions contemplated thereby, be, and it hereby is, approved in all respects and the Debtor be, and it hereby is, directed, authorized and empowered to enter into, and to perform its obligations under and pursuant to, the Offer and the Approval Order and to take such action as is necessary or appropriate to effectuate the terms and conditions of the Offer and the Approval Order.

          4. The Debtor be, and it hereby is, directed, authorized and empowered pursuant to section 363(b) and (f) of the Bankruptcy Code to sell, or cause to be sold, the Assets, including transfer of any personalty therewith, to Fleet (or such nominee as it will identify at or before the closing), free and clear of any and all liens, claims (as that term is defined in the Bankruptcy Code), mortgages, guarantees, security agreements, pledges, charges, taxes, obligations, rights, restrictions, interests (including any retaining or


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possessory liens or interests) and encumbrances, whether arising prior to or subsequent to the filing of the Chapter 11 petition initiating this case, whether imposed by agreement, understanding, law, equity or otherwise, and whether or not asserted pursuant to the Fleet Facility (as defined in the Stipulation) or others (collectively, the "Encumbrances"), with all such Encumbrances other than the Fleet Facility, to attach only to the proceeds of sale with the same priority, validity, force and effect as they now have in or against the Assets or any of them.

          5. The purchase by Fleet (or its nominee) be, and it hereby is, deemed made and consummated as a non-cash credit bid pursuant to section 363(k) of the Bankruptcy Code in an amount equal to the Discounted Debt, as defined in Paragraph 16(a)(4) of the Stipulation.

          6. The following assets of the Debtor and its estate shall not be sold or assigned to Fleet (or its nominee), except to the extent released as provided in the Stipulation: any causes of action the Debtor may have that are recoverable under section 550 of the Bankruptcy Code, and, at Fleet's option, such leases, contracts or any other executory agreements or obligations not otherwise assumed pursuant to the Offer and the Stipulation and existing at the Closing.

          7. Except as may be provided in the Stipulation, Fleet (or its nominee) shall not be liable for any claims against the Debtor, shall not be deemed to have assumed any of the Debtor's debts, claims, obligations, liabilities or other indebtedness, whether incurred prior or subsequent to the filing date of this proceeding and whether or not secured by the Assets or any of them, and Fleet shall have no successor liabilities of any kind or character.

          8. Each and every federal, state and local governmental agency or department be, and it hereby is, directed to accept any and all documents and instruments necessary or appropriate to consummate the transactions contemplated by the Offer and


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the Stipulation, including, without limitation, documents and instruments for recording in (a) any governmental agency or department required to transfer to Fleet (or its nominee) any of the Assets, and (b) county and state offices wherein termination statements under the Uniform Commercial Code are authorized to be filed.

          9. Fleet (or its nominee) be, and it hereby is, authorized to endorse the Debtor's name on any certificate of title or other form of security agreement or title instrument under circumstances where, but for this sale, the Debtor's endorsement would be required to realize on collateral pledged to the Debtor in connection with its business as heretofore operated.

          10. This Order shall be binding upon, and shall inure to the benefit of, the Debtor and Fleet, and their respective successors and assigns, including, without limitation, Fleet's nominee, if any, and any trustee hereinafter appointed for the Debtor's estate.

          11. This Court shall retain jurisdiction over the parties to the extent provided in the Stipulation for the purpose of enforcing the provisions of this Order and for the purpose of resolving any disputes that arise out of the Stipulation or this Order.

          12. In the absence of a stay pending appeal, if Fleet elects to close under the Offer at any time after the entry of this Order, then, with respect to the Offer approved and authorized herein, Fleet (and its nominee, if any) shall be entitled to the protection of section 363(m) of the Bankruptcy Code if this Order or any authorization contained herein is reversed or modified on appeal.

          13. The Debtor be, and it hereby is, directed, authorized and empowered to execute and deliver, or cause to be executed and delivered, any and all documents as may be necessary or appropriate, including, without limitation, bills of sale, certificates, general releases, assignments, letters of instruction to obligors under notes, or otherwise, to implement the terms of the Offer and the Stipulation.



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          14. As allowed by Fed. R. Bankr. Pro. 7062, this Order shall be effective and enforceable immediately upon entry.

         SIGNED this 6th day of May, 1998.



                                                /s/ Robert C. McGuire
                                                --------------------------------
                                                Honorable Robert C. McGuire
                                                United States Bankruptcy Judge